FOR IMMEDIATE RELEASE
CONTACT: Gregg J. Wagner, President and CEO
PHONE:  215-513-2391

HARLEYSVILLE NATIONAL CORPORATION LISTED IN
NEW NASDAQ DIVIDEND ACHIEVERS INDEX

Harleysville, PA (March 7, 2006) - Harleysville National Corporation (NASDAQ: HNBC) today said it has been listed as a founding member of a new index created by The NASDAQ Stock Exchange to appeal to dividend-focused investors. The NASDAQ Dividend Achievers Index, a subset of the Broad Dividend Achievers Index, is designed to track the performance of Dividend Achievers companies that trade on NASDAQ.

The NASDAQ Dividend Achievers Index is market capitalization weighted and designed to track the performance of companies that are listed on NASDAQ and meet the Dividend Achievers requirements of increased annual regular dividend payments for the last 10 or more consecutive years. Certain additional screening criteria are applied to ensure a stock’s liquidity and investibility.

The Index will be calculated and disseminated on a price return basis (NASDAQ: DIVQ) and a total return basis (NASDAQ: DVQT). The price return value is calculated without regard to cash dividends, while the total return value reinvests dividends on the ex-date (note: a stock is ex-dividend during the interval between the announcement and the payment of the next dividend. During this period, an investor who buys shares is not entitled to the dividend.)

Harleysville National Corporation, with assets in excess of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB with assets under management of $2.35 billion. For more information, visit the Harleysville National Corporation website at http://www.hncbank.com.

For more information about the NASDAQ Dividend Achievers Index, including constituents and performance information, please visit www.dividendachievers.com.